EXHIBIT 12

                         SODEXHO MARRIOTT SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)

                                                     FISCAL YEAR    FISCAL YEAR       34 WEEKS             FISCAL YEAR ENDED
                                                                                                     -------------------------------
                                                        2000           1999        AUGUST 28, 1998        1997       1996      1995
                                                    -------------- -------------- ------------------ ---------- ---------- ---------

Income Before Extraordinary Item                             $ 63           $ 51               $ 58       $335       $306      $247

Add / (Deduct):
Tax and Extraordinary Item                                     49             41                 42        219        196       165

Fixed Charges                                                  85             88                 65        179        142       107

Interest Capitalized as Property and Equipment                 --             --                 --        (16)        (9)       (8)

(Income) / Loss Related to certain 50%-or-Less-
  Owned-Affiliates                                             --             --                 --         --          1        --
                                                    -------------- -------------- ------------------ ---------- ---------- ---------

Earnings Available For Fixed Charges                         $197           $180               $165       $717       $636      $511
                                                    -------------- -------------- ------------------ ---------- ---------- ---------

Fixed Charges:
Interest Including Amounts Capitalized as
  Property and Equipment                                     $ 85           $ 88               $ 65       $126        $94       $61

Portion of Rental Expense Representative of
  Interest                                                     --             --                 --         53         48        45

Share of Interest Expense of certain 50%-or-Less-
  Owned-Affiliates                                             --             --                 --         --         --         1
                                                    -------------- -------------- ------------------ ---------- ---------- ---------


Total Fixed Charges                                          $ 85           $ 88               $ 65       $179       $142      $107
                                                    -------------- -------------- ------------------ ---------- ---------- ---------

Ratio of Earnings to Fixed Charges                            2.3            2.0                2.5        4.0        4.5       4.8
                                                    -------------- -------------- ------------------ ---------- ---------- ---------

For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represent income before cumulative effect of a change in accounting principle and extraordinary item, plus, when applicable, (a) taxes on such income, (b) fixed charges, and (c) the Company's equity interest in losses of certain 50%-or-less-owned-affiliates; less (x) undistributed earnings of
50%-or-less-owned-affiliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), representative of interest, and when applicable, the Company's share of the interest expense of certain 50%-or-less-owned-affiliates.